CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Acorn Trust of our report dated February 22, 2024, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR of the funds indicated in Appendix A for the year ended December 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 19, 2024

Appendix A

Fund Name

Columbia Acorn European FundSM

Columbia Acorn® Fund

Columbia Acorn International®

Columbia Acorn International SelectSM

Columbia Thermostat FundSM